                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                                  SYSTEMED INC.

                                                                                            DECEMBER 31,
                                                                               -------------------------------------
                                                                                 1995         1994           1993
                                                                               -------------------------------------
                                                                                       (In thousands, except
                                                                                         per share amounts)

Primary
- -------
Average common shares outstanding                                               22,024         21,523         21,240
Net effect of dilutive stock options and warrants - based on
   the treasury stock method                                                       748            898              -
Assumed conversion of 8% preferred stock                                           218            220              -
                                                                               -------        -------        -------
         Total                                                                  22,990         22,641         21,240
                                                                               =======        =======        =======




Net income (loss)                                                              $ 4,290        $ 3,079        $(5,746)
Dividends on preferred stock                                                         -              -           (131)
                                                                               -------        -------        -------
Net income (loss) applicable to common stock                                   $ 4,290        $ 3,079        $(5,877)
                                                                               =======        =======        =======

Per share amounts:

Net income (loss) per common and common equivalent share                       $   .19        $   .14        $  (.28)
                                                                               =======        =======        =======

Income (loss) per common share and common equivalent share was calculated by dividing net income (loss), after adjusting for Preferred Stock dividends when the Preferred Stock was assumed not to be converted, by the weighted average number of common shares and equivalents outstanding during the period. Common stock equivalents include dilutive stock options and warrants and the dilutive effects of Preferred Stock conversions.

Income (loss) per common share - assuming full dilution is not presented in the financial statements because the assumed conversion of convertible debt and any additional incremental issuance of stock options or warrants would be antidilutive.

                                  SYSTEMED INC.

                                                                                              DECEMBER 31,
                                                                              ------------------------------------------
                                                                                 1995            1994             1993
                                                                              ------------------------------------------
                                                                               (In thousands, except per share amounts)
Fully diluted
- -------------
Average common shares outstanding                                             22,024             21,523           21,240
Net effect of dilutive stock options and warrants - based on
   the treasury stock method                                                     766              1,018                -
Assumed conversion of 8% preferred stock                                         218                220                -
                                                                             -------            -------          -------
      Total                                                                   23,008             22,761           21,240
                                                                             =======            =======          =======

Income (loss) from operations                                                $ 4,290            $ 3,079          $(5,746)
Dividends on preferred stock                                                       -                  -             (131)
                                                                             -------            -------          -------
Net income (loss) applicable to common stock                                 $ 4,290            $ 3,079          $(5,877)
                                                                             =======            =======          =======
Per share amounts:
Net income (loss) per common and common equivalent share                     $   .19            $   .14          $  (.28)
                                                                             =======            =======          =======